Exhibit (h)(2)

FORESIDE FINANCIAL SERVICES, LLC

SELLING GROUP MEMBER AGREEMENT

MAN ALTERNATIVE INCOME FUND

This agreement is made and effective as of this _____ day of _________________, 20__, by and among Foreside Financial Services, LLC (“Distributor”), [INTERMEDIARY NAME] (“Selling Group Member” or “Intermediary”) and, solely for purposes of Section 8, Man Alternative Income Fund (the “Fund and, together with Distributor and Intermediary, the “Parties”);

WHEREAS, the Fund is registered under the Investment Company Act of 1940 (“1940 Act”), as a closed-end management investment company and is authorized to issue shares of beneficial interest (“Shares”);

WHEREAS, Distributor serves as principal underwriter in connection with the offering and sale of the Shares pursuant to a distribution agreement (“Distribution Agreement”); and

WHEREAS, Intermediary desires to serve as a selling group member of the Fund.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1. Selling Group Member. Intermediary represents that it is properly qualified under all applicable federal, state and local laws to engage in the business and transactions described in this agreement. In addition, Intermediary agrees to comply with the rules of the Financial Industry Regulatory Authority (“FINRA”) as if they were applicable to Intermediary in connection with its activities under this agreement. Intermediary agrees that it is responsible for determining the suitability of any Shares as investments for its customers and that Distributor has no responsibility for such determination. Intermediary shall maintain all records required by Applicable Laws (as defined below) or that are otherwise reasonably requested by Distributor relating to Intermediary’s transactions in Shares. Intermediary shall at all times comply with (i) the provisions of this agreement related to compliance with all applicable rules and regulations and (ii) the terms of the Fund’s registration statement and prospectus (the “Prospectus”, which for purposes of this agreement includes the Statement of Additional Information incorporated therein).

2. Qualification of Shares. The Fund will make available to Intermediary a list of the states or other jurisdictions in which Shares are registered for sale or are otherwise qualified for sale, which may be revised by the Fund from time to time. Intermediary will make offers of Shares to its customers only in those states and will ensure that it (including its associated persons) is appropriately licensed and qualified to offer and sell Shares in any state or other jurisdiction that requires such licensing or qualification in connection with its activities.

3. Orders. All orders Intermediary submits for transactions in Shares shall reflect orders received from its customers or shall be for its account for its own bona fide investment. Intermediary will date and timestamp its customer orders and forward them promptly each day and in any event prior to the time required by the Fund’s Prospectus. As agent for its customers, Intermediary shall not withhold placing customers’ orders for any Shares so as to profit Intermediary or its customers as a result of such withholding. Subject to the terms and conditions set forth in the Prospectus and any operating procedures and policies established by Distributor or the Fund (directly or through its transfer agent) from time to time, Intermediary is hereby authorized to place orders directly with the Fund for the purchase of Shares. All purchase orders Intermediary submits are subject to acceptance or rejection, and Distributor reserves the right to suspend or limit the sale of Shares. Intermediary is not authorized to make any representations concerning Shares except such representations as are contained in the Prospectus and in such supplemental written information that the Fund or Distributor (acting on behalf of the Fund) may provide to Intermediary with respect to the Fund. All orders that are accepted for the purchase of Shares shall be executed at net asset value (“NAV”) per share on the relevant subscription date, as described in the Prospectus.

4. Compliance with Applicable Laws; Distribution of Prospectus and Reports; Confirmations.

(a) In connection with its respective activities hereunder, each Party shall abide by the Conduct Rules of FINRA and all other rules of self-regulatory organizations of which it is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to it (and its associated persons) from time to time in connection with its activities hereunder (“Applicable Laws”). Intermediary is authorized to distribute to Intermediary’s customers the current Prospectus, as well as any supplemental sales material received from the Fund or Distributor (acting on behalf of the Fund) (on the terms and for the period specified by Distributor or stated in such material). Intermediary is not authorized to distribute, furnish or display any other sales or promotional material relating to the Fund without Distributor’s prior written approval, but Intermediary may identify the Fund in a listing of closed-end funds available through Intermediary to its customers. Unless otherwise mutually agreed in writing, Intermediary shall deliver or cause to be delivered to each customer who purchases Shares from or through Intermediary, copies of all annual and interim reports, proxy solicitation materials, and any other information and materials relating to the Fund and prepared by or on behalf of the Fund or Distributor. If required by Rule 10b-10 under the Securities Exchange Act or other Applicable Laws, Intermediary shall send or cause to be sent confirmations or other reports to its customers containing such information as may be required by Applicable Laws.

(b) Distributor acknowledges and agrees that Intermediary may deliver Broker-Supplied Fund Materials (as defined below) to customers and/or otherwise use such materials with customers for marketing or other purposes. As used herein, the term “Broker-Supplied Fund Materials” shall include any materials prepared by Intermediary or its affiliates that (i) relate to the Fund, (ii) are not Research Reports (as defined in Section 4(c) of this agreement) and (iii) either only contain the name of the Fund or have been approved in writing by Distributor. For the avoidance of doubt, any description of the Fund contained in Broker-Supplied Fund Materials other than the name of the Fund must be approved in writing by Distributor in advance of its use. Intermediary agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Distributor or the Fund in writing.

(c) Distributor acknowledges that Intermediary may prepare research reports relating to the Fund that are not to be used for marketing purposes (“Research Reports”). Distributor hereby authorizes Intermediary to use the names of the Fund, Distributor and the Fund’s investment adviser and investment sub-advisers in Research Reports. Intermediary agrees to provide such Research Reports to Distributor upon Distributor’s request.

5. Representations and Warranties. In addition to the representations and warranties found elsewhere in this agreement, Intermediary represents, warrants and agrees that:

(a) It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which Intermediary is organized.

(b) It is empowered under applicable laws and by its organizational documents to enter into this agreement and perform all activities and services of Intermediary provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Intermediary’s ability to perform under this agreement.

(c) The execution, delivery, and performance of this agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein and in the Fund’s Prospectus, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Intermediary is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

(d) All requisite actions have been taken to authorize Intermediary to enter into and perform this agreement.

(e) All litigation and regulatory actions involving Intermediary and its affiliates that are material to Intermediary’s provision of the services described herein have been disclosed to Distributor.

(f) To the extent permissible by law, it shall notify Distributor, promptly in writing, of any written claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against Intermediary or its principals, affiliates, officers, directors, employees or agents, or any person who controls Intermediary, within the meaning of Section 15 of the Securities Act of 1933.

(g) As of the date hereof and at any time during the term of this agreement, Intermediary shall take reasonable steps to ensure that all Broker-Supplied Fund Materials do not and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

(h) Intermediary represents that it is a broker-dealer registered with FINRA and subject to FINRA Rule 2030 (the “Rule”). Intermediary represents that it has policies and procedures to ensure compliance with the Rule and is currently in compliance with the Rule. Moreover, Intermediary represents that neither it nor any of its “Covered Associates” (i.e., any (i) general partner, managing member or executive officer of Intermediary, as well as any person with a similar status or function, (ii) any associated person of Intermediary who engages in distribution or solicitation activities with a government entity, (iii) any associated person of Intermediary who supervises, directly or indirectly, the government entity distribution or solicitation activities of a person in (ii) above, and (iv) any political action committee controlled by Intermediary or one of its Covered Associates) has made, directly or indirectly, any contributions that prohibit Intermediary from engaging in solicitation activities for compensation under the Rule (a “Triggering Contribution”). Intermediary hereby agrees that neither it nor its Covered Associates will make a Triggering Contribution or violate the Rule while engaged hereunder. If Intermediary breaches this provision and becomes aware of a Triggering Contribution or a violation of the Rule, it shall promptly provide written notice to Distributor of the nature of the ban or violation.

(i) All solicitations and other activities by Intermediary will be conducted in accordance with applicable laws, rules, and regulations of each jurisdiction in which it offers to sell or sells Shares, including those of any non-U.S. jurisdictions if Intermediary offers to sell or sells Shares in such jurisdictions.

(j) Notwithstanding any instruction to the contrary, Intermediary shall comply with all applicable abandoned property, escheat or similar laws, and none of the Distributor, the Fund or its investment adviser or investment sub-adviser shall be liable to any party or any shareholder for any funds from the account(s) of any such shareholder’s Shares pursuant to this agreement or any applicable abandoned property, escheat or similar law.

(k) Intermediary acknowledges and agrees that none of the Distributor, the Fund or any of their respective affiliates are: (A) providing any advice or recommendations to any persons who purchase and/or hold Shares through the Intermediary pursuant to this agreement; (B) providing any custody services to any person, including any customers or clients of the Intermediary; and/or (C) acting as broker-of-record and/or intermediary-of-record for any persons who purchase and/or hold Shares through the Intermediary pursuant to this agreement.

(l) If any of the representations set forth in this Section 5 at any time cease to be true, Intermediary shall promptly notify Distributor in writing of this fact.

6. Transactions in Shares. With respect to all orders Intermediary places for the purchase of Shares, unless otherwise agreed, settlement shall be made with the Fund within one (1) business day after acceptance of the order. If payment is not so received or made, the transaction may be cancelled. In this event or in the event that Intermediary cancels the trade for any reason, Intermediary shall be responsible for any loss resulting to the Fund or to Distributor from Intermediary’s failure to make payments as aforesaid. Intermediary shall not be entitled to any gains generated thereby. Intermediary also assumes responsibility for any loss to the Fund caused by any order placed by Intermediary on an “as-of” basis subsequent to the trade date for the order and will immediately pay such loss to the Fund upon notification or demand. Such orders shall be acceptable only as permitted by the Fund and shall be subject to the Fund’s policies pertaining thereto, which may include receipt of an executed Letter of Indemnity in a form acceptable to the Fund and/or to Distributor prior to the Fund’s acceptance of any such order.

7. Accuracy of Orders; Customer Signatures. Intermediary shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by it on behalf of its customers by any means, including wire or telephone. In addition, Intermediary shall guarantee the signatures of its customers when such guarantee is required by the Fund, and Intermediary shall indemnify and hold harmless all persons, including Distributor and the Fund’s transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

8. Indemnification. Intermediary shall indemnify and hold harmless Distributor and Distributor’s officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable attorneys’ fees) and losses (collectively, the “Losses”) resulting from any breach by Intermediary of any provision of this agreement.

(a) Distributor will indemnify, hold harmless, and defend Intermediary, its affiliates and their respective officers, directors, partners, members, shareholders, employees and agents (the “Covered Persons”) from and against any losses, claims, damages or liabilities (or actions in respect thereof) (“Covered Claims”) arising directly out of or relating to, (i) any willful misconduct, fraud or gross negligence by Distributor in the performance of, or failure to perform, its obligations under this agreement; provided that Distributor will not be liable to and will not have any indemnification obligation to any Covered Person for the portion of any Covered Claim that is the result of any Covered Person’s material breach of this agreement, bad faith, fraud, willful misconduct or gross negligence (the “Disabling Conduct”); provided further that any amounts for reimbursement of expenses advanced to a Covered Person resulting from this Section 8(a) will be repaid to Distributor in the event that such expenses resulted from Disabling Conduct.

(b) Intermediary will indemnify, hold harmless, and defend the Fund, Distributor, their affiliates and their respective officers, directors, partners, members, shareholders, employees and agents (the “Man Covered Persons”) from and against any losses, claims, damages or liabilities (or actions in respect thereof) (“Man Covered Claims”) arising directly out of or relating to (i) any untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any information furnished by Intermediary or any representative of Intermediary, including, but not limited to, statements in any Research Report or Broker-Supplied Fund Information (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information related to a Man Covered Person furnished in writing by or on behalf of such Man Covered Person for use in materials furnished or made available to customers), (ii) any breach by Intermediary or any representative of Intermediary of any representation, warranty or agreement contained in this agreement, or (iii) any willful misconduct, fraud or gross negligence by Intermediary, a Representative of Intermediary or any of their respective affiliates in the performance of, or failure to perform, its obligations under this agreement; provided that in the case of any of (i)-(iii), Intermediary will not be liable to and will not have any indemnification obligation to the Man Covered Person for the portion of any Man Covered Claim that is the result of such Man Covered Person’s material breach of this agreement, bad faith, fraud, willful misconduct or gross negligence (the “Man Disabling Conduct”); provided further that any amounts for reimbursement of expenses advanced to such Man Covered Person resulting from this Section 8(b) will be repaid to Intermediary in the event that such expenses resulted from Man Disabling Conduct.

(c) Promptly after receipt of notice of any claim or complaint or the commencement of any action or proceeding with respect to which an indemnified party is entitled to seek indemnification hereunder, the indemnified party will notify the indemnifying party in writing of such claim or complaint or the commencement of such action or proceeding, but failure to notify the indemnifying party will not relieve the indemnifying party from any liability that it may have hereunder or otherwise, except to the extent that such failure materially prejudices the indemnifying party’s rights with respect to such claim. The indemnifying party will be entitled to participate at its own expense in the defense or, if it so elects within a reasonable time after receipt of such notice, to assume the defense of any suit so brought, which defense will be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party or parties. The parties hereto agree that if the indemnifying party shall fail to notify the indemnified party that it shall undertake to defend any claim within a reasonable time after its receipt of written notice of such claim, the indemnified party will have the right to undertake the defense of such claim on behalf of, and for the account and at the risk of, the indemnifying party. In the event that the indemnifying party elects to assume the defense of any such suit and retain such counsel, the indemnified party or parties will bear the fees and expenses of any additional counsel thereafter retained by it or them. In the event that (i) the indemnifying party elects to assume the defense of such an action or proceeding and the indemnified party reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or (ii) the indemnifying party chooses not to assume the defense of the action or proceeding, then the indemnified party may engage separate counsel reasonably satisfactory to the indemnifying party to represent or defend such indemnified party in any such action or proceeding and the indemnifying party will pay the fees and disbursements of such counsel; provided, however, that the indemnifying party will not be required to pay the fees and disbursements of more than one separate counsel for all indemnified parties in each jurisdiction in any single action or proceeding. Subject to the preceding sentence, in any action or proceeding the defense of which the indemnifying party assumes, the indemnified party will have the right to participate in such litigation and to retain its own counsel at such indemnified party’s own expense.

(d) Neither the indemnifying party nor the indemnified party will, without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (a “Judgment”), whether or not the indemnifying party or the indemnified party is an actual or potential party to such claim, action, suit or proceeding; provided, however, each indemnifying party shall have the right to settle or compromise or consent to the entry of any Judgment if such settlement, compromise or consent (i) shall include an unconditional release of the indemnified party and each other indemnified party hereunder from all liability arising out of such claim, action, suit or proceeding, (ii) shall not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the indemnified party or any other indemnified party, and (iii) shall not impose any continuing obligations or restrictions on the indemnified party or any other indemnified party. The indemnifying party shall not be liable for any settlement of any action effected without its prior written consent (which consent will not be unreasonably withheld or delayed).

(e) The foregoing indemnity will be in addition to any rights that the parties may have at common law or otherwise.

(f) IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES

9. Anti-Money Laundering and Sanctions Compliance.

(a) The Distributor acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Distributor represents and warrants that it is in compliance with and will continue to comply with the AML Acts and applicable rules thereunder (“AML Laws”), including FINRA Rule 3310, in all relevant respects. Intermediary shall cooperate with Distributor to satisfy AML due diligence policies of the Fund and Distributor, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by Distributor or the Fund to ensure compliance with AML Laws. Intermediary also shall provide for screening its own new and existing customers against the Office of Foreign Assets Control list and any other government list that is or becomes required under the AML Acts.

(b) Intermediary represents and warrants that it has policies, procedures and internal controls in place that are reasonably designed to comply with anti-money laundering and anti-terrorist laws and regulations applicable to it, including, but not limited to, applicable provisions of the USA PATRIOT Act, the OFAC Sanctions programs, the Bank Secrecy Act, and regulations thereunder (the “AML Rules and Regulations”). Such anti-money laundering program includes: (i) Anti-Money Laundering / “Know Your Customer” and “Enhanced Due Diligence” policies and procedures; (ii) the designation of an Anti-Money Laundering Compliance Officer; (iii) a Customer Identification Program (“CIP”) reasonably designed to comply with applicable law and regulation; (iv) reporting of suspicious activity to government authorities in accordance with applicable laws and regulations; (v) anti-money laundering training of appropriate employees; (vi) independent testing for compliance with such Intermediary’s anti-money laundering program and applicable laws and regulations; (vii) enhanced scrutiny with respect to accounts held for senior political figures (as defined and set forth under Section 312 of the USA PATRIOT Act) reasonably designed to detect and report transactions that may involve proceeds of foreign corruption; and (viii) policies and procedures reasonably designed to achieve compliance with OFAC Sanctions, as well as sanction programs administered by other relevant sanctions authorities, and Anti-Corruption Laws. Additionally, Intermediary represents and warrants that it has policies, procedures and internal controls reasonably designed to ensure that it does not, directly or indirectly, accept investments in the Fund from or make investments in the Fund for or on behalf of a person, government, organization or entity who is the subject of OFAC Sanctions or sanctions administered or enforced by the European Union, United Kingdom, or United Nations (collectively with OFAC Sanctions, “Sanctions”). Intermediary acknowledges that the Distributor is relying on Intermediary to apply the above-described policies, procedures, and internal controls to customers that are subscribing to become shareholders of the Fund.

(c) Intermediary acknowledges and agrees that it (i) will apply on an ongoing basis its anti-money laundering, CIP and Sanctions programs to its customers that are subscribing to become shareholders of the Fund and (ii) will not purchase Shares on behalf of for any customers (A) that appears on OFAC’s Specially Designated Nationals and Blocked Persons List; (B) that is named on any list of sanctioned entities or individuals pursuant to European Union (“EU”), United Kingdom (“UK”), or United Nations (“UN”) regulations; (C) that is operationally based or domiciled in a country or territory that is the subject of sanctions imposed by the UN, the EU, the United States and/or the UK; (D) that is otherwise the subject of sanctions imposed by the UN, the United States, the EU, and/or the UK, which may be amended from time to time ((A)-(D) collectively, a “Sanctions Subject”) or (E) whose monies used to invest in the Fund are derived from or invested for the benefit of (1) any criminal, terrorist or other illegal activities; and/or (2) a Sanctions Subject (or are made on behalf of, or are controlled by, such persons).

(d) Intermediary represents and warrants that it has policies, procedures and internal controls in place that are reasonably designed to comply with the applicable provisions of the UK Bribery Act, the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and, where applicable, legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials, or any similar statute, rule or policy applicable in any jurisdiction in which Intermediary engages in any activity hereunder (collectively, the “Anti-Corruption Laws”). Intermediary represents and warrants that it has, and will maintain at all times during the term of this agreement, policies, procedures, and internal controls in place that are reasonably designed to comply with applicable Anti-Corruption Laws, including applicable provisions of the FCPA.

(e) Intermediary will not solicit as an investor in the Fund any retirement, pension, or similar plan or trust (collectively, a “Pension Plan”) which is established by a state, or a municipality of such state, that prohibits the use of placement agents or finders in connection with investments by such state’s or municipality’s Pension Plans.

10. Privacy. The Parties agree that any Non-Public Personal Information, as the term is defined in Regulation S-P (“Reg S-P”) of the Securities and Exchange Commission, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other Party to perform the services set forth in this agreement. Each Party will, with respect to such information, comply with Reg S-P and will not disclose any Non-Public Personal Information received in connection with this agreement to any other party, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law.

11. Compensation.

(a) Service and/or Distribution Fees. Subject to and in accordance with the terms of the Prospectus and the Distribution and Service Plan, if any, adopted by resolution of the Fund’s board (the “Board”) which operates in a manner consistent with Rule 12b-1 under the 1940 Act, Distributor may pay financial institutions with which Distributor has entered into an agreement in substantially the form annexed hereto as Appendix A, or such other form as may be approved from time to time by the Board, such fees as may be determined in accordance with such fee agreement, for shareholder or administrative services, as described therein. With respect to such payments to Intermediary, Distributor shall have only the obligation to make payments to Intermediary after, for as long as, and to the extent that Distributor receives from the Fund an amount equivalent to the amount payable to Intermediary. If applicable, Intermediary hereby authorizes Distributor to pay Intermediary’s designated clearing agent (“Clearing Agent”) such fees set forth under this section on Intermediary’s behalf. In such case, Intermediary acknowledges and agrees that after Distributor has made payment of such fees to Intermediary’s Clearing Agent on

Intermediary’s behalf: (i) Intermediary’s Clearing Agent is solely responsible and liable for direct payment of such fees to Intermediary, and Distributor will not pay Intermediary directly, (ii) Distributor cannot guarantee payment by Intermediary’s Clearing Agent of such fees to Intermediary, and (iii) should Intermediary not receive payment of such fees from Intermediary’s Clearing Agent for any reason, Intermediary’s sole recourse is against Intermediary’s Clearing Agent. Intermediary hereby represents that Intermediary is permitted under Applicable Laws to receive all payments for shareholder services contemplated herein.

(b) FINRA 2341. Intermediary will comply with FINRA Rule 2341, or any successor rule thereof. In accordance with FINRA Rule 2341, the Parties understand and agree that, pursuant to limitations imposed by FINRA, no payments will be made to Intermediary under this agreement to the extent payments made to Intermediary and any other FINRA member in respect of distribution or sales services exceed, in the aggregate, (a) with respect to the front-end sales charge (as defined under FINRA Rule 2341) in connection with the sale of Shares pursuant to this agreement, [ ]% of the total proceeds received by the Fund in respect of sales of Shares registered under the Fund’s current registration statement on Form N-2 and (b) with respect to any asset-based, front end, and deferred sales charge (as defined under FINRA Rule 2341), 6.25% of the total proceeds received by the Fund in respect of sales of Shares registered under the Fund’s current registration statement on Form N-2; provided, however, that Distributor agrees that it will not take any action that would cause Intermediary to receive, in respect of any customer of Intermediary, less than the Maximum Compensation in respect of such investor. For purposes hereof, “Maximum Compensation” means, in respect of any customer of Intermediary, the cumulative amount of asset-based, front end and deferred distribution fees payable hereunder for so long as the customer remains an investor in the Fund, not to exceed in the aggregate the product of 6.25% multiplied by the aggregate offering price of the Shares received by the Fund in respect of such investor, in accordance with FINRA Rule 2341.

12. Amendments. This agreement may be amended from time to time by the following procedure. Distributor will mail a copy of the amendment to Intermediary at Intermediary’s address shown below. If Intermediary does not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this agreement. Intermediary’s objection must be in writing and be received by Distributor within such fifteen (15) days. All amendments shall be in writing and, except as provided above, executed by both Parties.

13. Termination. This agreement may be terminated by either Party, without penalty, upon ten (10) days’ prior written notice to the other Party. Any unfulfilled obligations hereunder, and all obligations of indemnification, shall survive the termination of this agreement.

14. Assignment. This agreement be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this agreement nor any rights, privileges, duties or obligations hereunder without the prior written consent of the other Party, except that Distributor may assign or transfer this agreement to any broker-dealer which becomes the underwriter of the Fund without obtaining Intermediary’s written consent. For the avoidance of doubt, the Parties agree that a change of control of the Distributor shall not constitute an assignment of this agreement.

15. Notices. All notices and other communications to Distributor shall be sent to it at Three Canal Plaza, Suite 100, Portland, ME 04101, Attn: Legal Department, or at such other address as Distributor may designate in writing. All notices and other communications to Intermediary shall be sent to it at the address set forth below or at such other address as Intermediary may designate in writing. All notices required or permitted to be given pursuant to this agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, electronic mail, or by facsimile or similar means of same-day delivery.

16. Authorization. Each Party represents to the other that (i) all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this agreement as contemplated herein and (ii) the individual that has signed this agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of it with respect to the execution of this agreement.

17. Directed Brokerage Prohibitions. Neither Party shall direct Fund portfolio securities transactions or related remuneration to compensate Intermediary for any promotion or sale of Shares under this agreement. Distributor also will not directly or indirectly compensate Intermediary in contravention of Rule 12b-1(h) of the 1940 Act.

18. Arbitration. Any controversy or claim arising out of or relating to this agreement, or any breach thereof, shall be settled by arbitration in accordance with the then existing FINRA Code of Arbitration Procedure. Any arbitration shall be conducted in New York, New York, and each arbitrator shall be from the securities industry. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

19. Miscellaneous. This agreement supersedes any other agreement between the Parties with respect to the offer and sale of Shares and other matters covered herein. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. This agreement may be executed in any number of counterparts, which together shall constitute one instrument. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles and shall bind and inure to the benefit of the Parties and their respective successors and assigns. This agreement has been negotiated and executed by the Parties in English. In the event any translation of this agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this agreement to be executed by a duly authorized officer on one or more counterparts as of the date first written above.

FORESIDE FINANCIAL SERVICES, LLC

By:
Name:
Title:

[INTERMEDIARY NAME]

By:
Name:
Title:
Address of Intermediary:

Operations Contact:
Name:
Phone:
Email:

MAN ALTERNATIVE INCOME FUND

(Solely for purposes of Section 8)

By:
Name:
Title:

APPENDIX A

FORESIDE FINANCIAL SERVICES, LLC

SERVICE AND DISTRIBUTION FEE AGREEMENT

MAN ALTERNATIVE INCOME FUND

This fee agreement (“Agreement”) is made and effective as of this _____ day of _________________ 20__, by and between Foreside Financial Services, LLC “Distributor”) and [INTERMEDIARY NAME] (“Selling Group Member” or “Intermediary” and, together with Distributor, the “Parties”);

WHEREAS, Distributor and Intermediary have entered into a selling group member agreement dated as of ____________ (“Selling Group Member Agreement”), which entitles Intermediary to serve as a selling group member of the Man Alternative Income Fund for which Distributor serves as distributor; and

WHEREAS, Distributor and Intermediary wish to confirm Distributor’s and Intermediary’s understanding and agreement with respect to Rule 12b-1 payments to be made to Intermediary in accordance with the Selling Group Member Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1. This Agreement confirms Distributor’s and Intermediary’s understanding and agreement with respect to Rule 12b-1 payments to be made to Intermediary in accordance with the Selling Group Member Agreement. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Selling Group Member Agreement.

2. From time to time during the term of this Agreement, Distributor may make payments to Intermediary pursuant to the distribution and service plan (the “Plan”) adopted by the Fund which operate(s) in a manner consistent with Rule 12b-1 under the 1940 Act. Intermediary shall furnish sales and marketing services and/or shareholder services to Intermediary’s customers who invest in and own Shares, including, but not limited to, answering routine inquiries regarding the Fund, processing shareholder transactions, and providing any other shareholder services not otherwise provided by the Fund’s transfer agent. For the avoidance of doubt, any compensation payable to Intermediary under the Plan in consideration for distribution or sales and marketing services shall be paid only from that portion of 12b-1 fees under the Rule 12b-1 Plan designated for distribution services. With respect to such payments to Intermediary, Distributor shall have only the obligation to make payments to Intermediary after, for as long as, and to the extent that Distributor receives from the Fund an amount equivalent to the amount payable to Intermediary. The Fund reserves the right, without prior notice, to suspend or eliminate the payment of such Rule 12b-1 Plan payments or other compensation by amendment, sticker or supplement to the then-current Prospectus of the Fund or other written notice to Intermediary. If applicable, Intermediary hereby authorizes Distributor to pay Intermediary’s Clearing Agent such fees set forth under this section on Intermediary’s behalf. In such case, Intermediary acknowledges and agrees that after Distributor has made payment of such fees to Intermediary’s Clearing Agent on Intermediary’s behalf: (i) Intermediary’s Clearing Agent is solely responsible and liable for direct payment of such fees to Intermediary, and Distributor will not pay Intermediary directly, (ii) Distributor cannot guarantee payment by Intermediary’s Clearing Agent of such fees to Intermediary, and (iii) should Intermediary not receive payment of such fees from Intermediary’s Clearing Agent for any reason, Intermediary’s sole recourse is against Intermediary’s Clearing Agent.

3. Any such fee payments shall reflect the amounts described in the Fund’s Prospectus. Payments will be based on the average daily net assets of Shares which are owned by those customers of Intermediary whose records, as maintained by the Fund or the transfer agent, designate Intermediary’s firm as the customer’s intermediary of record. No such fee payments will be payable to Intermediary with respect to Shares purchased by or through Intermediary and repurchased by the Fund within seven (7) business days after the date of confirmation of such purchase. Intermediary represents that Intermediary is eligible to receive any such payments made to Intermediary under the Plan.

4. Intermediary agrees that all activities conducted under this Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the 1940 Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of FINRA.

5. Upon request, on a quarterly basis, Intermediary shall furnish Distributor with a written report describing the amounts payable to Intermediary pursuant to this Agreement and the purpose for which such amounts were expended. Distributor shall provide quarterly reports to the Board of amounts expended pursuant to the Plan and the purposes for which such expenditures were made. Intermediary shall furnish Distributor with such other information as shall reasonably be requested by Distributor in connection with Distributor’s reports to the Board with respect to the fees paid to Intermediary pursuant to this Agreement.

6. This Agreement shall continue in effect until terminated in the manner prescribed below or as provided in the Plan or in Rule 12b-1. This Agreement may be terminated, without penalty, by either Party upon ten (10) days’ prior written notice to the other Party. In addition, this Agreement will be terminated upon a termination of the relevant Plan or the Selling Group Member Agreement, if the Fund closes to new investments, or if Distributor’s Distribution Agreement with the Fund terminates.

7. This Agreement may be amended by Distributor from time to time by the following procedure. Distributor will mail a copy of the amendment to Intermediary at Intermediary’s address shown below. If Intermediary does not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this Agreement. Intermediary’s objection must be in writing and be received by Distributor within such fifteen (15) days.

8. This Agreement and all the rights and obligations of the Parties shall be governed by and construed under the laws of the State of Delaware, without regard to conflict of laws principles.

9. All notices and other communications shall be given as provided in the Selling Group Member Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first written above.

FORESIDE FINANCIAL SERVICES, LLC	[INTERMEDIARY NAME]

By:	By:
Name:	Name:
Title:	Title:
[Intermediary address]

13